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CAPE FEAR BANK CORPORATION

(Name of Registrant as Specified In Its Charter)
Maurice J. Koury
The Maurice and Ann Koury Charitable Trust
The Maurice J. Koury Foundation, Inc.
Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

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Koury Announces Nominees for Board of Directors of Cape Fear Bank Corp.
Wilmington, NC, March 27 / PR Newswire / — Maurice J. Koury, owner of approximately 8.7% of the common stock of Cape Fear Bank Corporation (NASDAQ : CAPE), today announced an alternate slate of candidates for election to the company’s board of directors. On March 18, 2008, Mr. Koury notified Cape Fear Bank Corporation that he nominated an alternative slate of directors in opposition to the current board of directors at the company’s 2008 annual meeting of shareholders.
The director candidates are as follows:
•	Scott Sullivan is a manager at Cameron Management LLC, a Wilmington-based investment management firm focused on real estate development. Mr. Sullivan is a long-time resident of Wilmington and received his MBA from the University of North Carolina Wilmington’s Cameron School of Business. He is the chairman of Cameron Art Museum and previously served in community organizations such as Wilmington Industrial Development, Cape Fear Academy and the Historic Wilmington Foundation. He is a past member of Wachovia Bank’s local advisory board.

“This is an important time for Wilmington,” Mr. Sullivan said. “We are a community that has an exceptional economic future, but national signs of economic distress threaten to thwart the optimism in growth markets like ours. A strong, locally focused bank can be a key to keep Wilmington moving forward, and I await the opportunity to be a part of that effort.”

•	Milt Petty is the CFO and a vice president of Carolina Hosiery Mills, Inc., a Burlington, NC, company focused on textiles and real estate. Mr. Petty, a CPA, manages Carolina Hosiery’s real estate development division. He is a graduate of the University of North Carolina at Chapel Hill and currently serves as a director and Treasurer of The Educational Foundation, Inc. Mr. Petty is also the chairman of Green Cap Financial, LLC, a sales finance and direct lending finance company based in Burlington.

•	Mort Neblett is the managing member of Wilmington-based Owencroft Financial Partners, an investment management firm that focuses on early-stage companies. Mr. Neblett grew up in Wilmington, attended summer classes at UNC-Wilmington in its former incarnation (Wilmington College), and remains a significant benefactor to the school to this day. This includes serving as a founder of the school’s International Cabinet, a former member of the school’s board of visitors, and a current advisory board member for the Cameron School of Business. Mr. Neblett is a graduate of the University of North Carolina at Chapel Hill. Before returning to Wilmington, Mr. Neblett’s career spanned 35 years as an investment banker and broker at firms that included Robinson-Humphrey Co. and Morgan Keegan & Co., where he was directly involved in several transactions involving North Carolina-based banking institutions.

“I’ve observed and served the North Carolina banking industry for a long time, and my experience leads me to be a strong proponent of the community banking model,” Mr. Neblett said. “The best-run banks are a benefit to their customers, their shareholders, and their communities, and I have the same hopes for Cape Fear Bank.”

•	Haywood Cochrane, Jr. is Vice Chairman of I-Trax, Inc., a worksite health services provider that recently announced it will be acquired by Walgreen Co. Mr. Cochrane was previously the CEO of CHD Meridian, Inc. for seven years before joining his company with I-Trax in 2004. Mr. Cochrane has more than 20 years of healthcare experience in executive and senior management positions and has served on several boards, most recently joining the board of Raleigh, NC-based DARA BioSciences Inc. in February 2008. Mr. Cochrane splits time between his homes in Elon, NC, and Figure Eight Island.

•	James “Chip” Mahan III is the chairman and CEO of the proposed Live Oak Banking Co., a Wilmington-based specialized lender that intends to make SBA loans to veterinarians and other specialized industries on a national basis. Mr. Mahan has lived in the Wilmington area for seven years, but his career includes 35 years in the southeastern banking industry. Mr. Mahan is widely credited with starting the world’s first Internet bank and has been the CEO of several publicly traded banks and bank service providers. Most recently, he was the CEO of S1 Corp., a banking technology provider based in Atlanta, GA. Mr. Mahan formerly served on the board of Habitat for Humanity in the Wilmington area.

“Just as it is a great place to live, Wilmington is a fantastic market for a community bank,” Mr. Mahan said. “I look forward to helping this company to evolve into the bank this community deserves.”

•	David Lucht is President, Chief Operating Officer and Chief Credit Officer of the proposed Live Oak Banking Co. Mr. Lucht, who has lived in Wilmington for the past year, is a credit specialist with nearly two decades of experience in overseeing and improving the credit function at several banks. From 2002 to 2007, Mr. Lucht served as Chief Credit Officer for FirstMerit Bank, a $10.4 billion-asset, publicly traded regional bank headquartered in Akron, OH. In this role, he led the effort to stabilize a $6.5 billion loan portfolio, cutting the level of problem loans in half during his tenure. He also served on FirstMerit’s board of directors and was a member of the ALCO committee.

Prior to joining FirstMerit, Mr. Lucht was a senior credit officer at Cleveland, OH-based National City Corp., one of the largest banks in the country. He managed a $6 billion commercial portfolio at National City. Mr. Lucht was also the Chief Credit Officer at Cardinal Bancshares of Lexington, KY, for four years.

•	Robert Isser is Executive Vice President at Sidney Gilbert & Co., a Charlotte-based yarn dealer. Mr. Isser has worked at Sidney Gilbert for 42 years. He has been an investor in North Carolina community bank stocks for more than 20 years, whereby he has gained significant experience in analyzing bank financial performance.

Mr. Koury observed that “I believe this new board of directors will be a strong voice for improved performance and accountability to shareholders. I urge the company’s shareholders to carefully consider the bank’s performance to date, the current environment for banking, and the comparative qualifications of the professionals I have nominated as an alternative slate to the company’s existing directors.”
Important Information
Mr. Koury intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the nomination of Scott Sullivan, Milt Petty, Mort Neblett, Haywood Cochrane, Jr., James Mahan III, David Lucht, and Robert Isser (the “Koury Nominees”) to serve as directors of Cape Fear Bank Corp. The definitive proxy statement will be sent to stockholders of Cape Fear Bank Corp. seeking their support of the Koury Nominees at Cape Fear Bank Corp.’s 2008 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about Mr. Koury, the Koury Nominees, Cape Fear Bank Corp. and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Mr. Koury with the SEC at the SEC’s web site at www.sec.gov.
The following persons will be participants in the solicitation from Cape Fear Bank Corp.’s stockholders of proxies in favor of the Koury Nominees: Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott Sullivan, Milt Petty, Mort Neblett, Haywood Cochrane, Jr., James Mahan III, David Lucht, and Robert Isser (the “Opposition Group”). Such participants may have interests in the solicitation, including as a result of holding shares of Cape Fear Bank Corp. common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by the Opposition Group with the SEC in connection with Cape Fear Bank Corp.’s 2008 Annual Meeting of Stockholders.
Contact:	Richard Grubaugh (212) 493-6950 rgrubaugh@dfking.com